EXHIBIT 99.1

INTERPLAY  TERMINATES   DISTRIBUTION  AGREEMENT  WITH  VIVENDI  UNIVERSAL  GAMES

INTERPLAY CONSIDERS LEGAL ACTION, PURSUES NEW DISTRIBUTION OPTIONS

IRVINE,  CA, September 26, 2003 -- Interplay  Entertainment  Corp. (OTC Bulletin
Board: IPLY.OB) announced today it has terminated its distribution agreement with Vivendi Universal Games ("Vivendi").

Commenting on the announcement, Interplay Chairman and Chief Executive Officer Herve Caen said, "In the interest of our company and its shareholders, we had no choice but to terminate this agreement. After several notifications to Vivendi of its failure to perform in accordance with the terms of our agreement and in particular, in refusing to pay Interplay certain monies due following our latest release, Lionheart, we still did not receive the payments owed to us. We are currently evaluating several other distribution options. We fully expect to release two of our strongest titles, Baldurs Gate: Dark Alliance 2 and Fallout:
Brotherhood of Steel for Xbox and Playstation 2 in the fourth quarter."

Interplay also announced it is considering legal action against Vivendi to recover the payments it believes it is owed, as well as to address various other claims as a result of the alleged failure of Vivendi to perform under the terms of the agreement.

Interplay Entertainment Corp. is a worldwide developer and publisher of interactive entertainment software for both core gamers and the mass market.
Founded in 1983, Interplay offers a broad range of products in the action/arcade, adventure/role-playing game (RPG) and strategy/puzzle categories across multiple platforms, including Sony PlayStation2, Microsoft Xbox, Nintendo GameCube and PCs. Interplay's common stock is publicly traded under the symbol IPLY:OB. For more information about Interplay please visit our website www.interplay.com.

Safe Harbor Statement under the Private Securities Reform Act of 1995:


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Statements  contained in this release,  except for historical  information,  are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as "expect," "believes," or "allege" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. The risks and uncertainties which may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to, (a) the success of the company in obtaining recovery and judgment in litigation, (b) the company's ability to procure alternative distribution means,
(c) the company's ability to consistently and timely release products and its ability to control costs, (d) consumer demand or reaction to the company's future games and (e) other factors discussed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to the company's annual report on Form 10-K for the fiscal year ended December 31, 2002 and the company's subsequent quarterly filings on Form 10-Q. The company disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.